EXHIBIT 99.4

                            COMMERCE GROUP CORP.
                            6001 NORTH 91ST ST.
                         MILWAUKEE, WI  53225-1795
                     414-462-5310 . FAX 414-462-5312
                    E-MAIL info@commercegroupcorp.com
                    WEBSITE www.commercegroupcorp.com


AND/OR COMMERCE/SANSEB JOINT VENTURE (Joint Venture)
AND/OR HOMESPAN REALTY CO., INC. (Homespan)
AND/OR ECOMM GROUP INC. (Ecomm)
AND/OR SAN LUIS ESTATES, INC. (SLE)
AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)
AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)
ALL LOCATED AT THE SAME ADDRESS

May 9, 2005


Mrs. Sylvia Machulak as an
Individual and for her Rollover
Individual Retirement Account
903 West Green Tree Road
River Hills, Wisconsin  53217

Dear Mrs. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the Directors were informed about the annual confirmation, disclosure and status letter that you requested from Commerce and its affiliates to establish and confirm the amount due and the collateral pledged along with any other Commerce obligations or agreements made to the Sylvia Machulak Rollover Retirement Account (SM RIRA) and to Sylvia Machulak as an individual/consultant (SM), both referred to as Lenders, as of Commerce's fiscal year ended March 31, 2005. Today, Commerce's Directors, by unanimous consent, approved, ratified and confirmed the contents of this letter and authorized me to submit its understanding of your status with Commerce, which is as follows:

1.  Promissory Notes

    The total amount of all of the open-ended, secured, on-demand promissory notes (Notes) together with interest due to the SM RIRA is $591,628.78 as of March 31, 2005. These Note(s) bear interest, payable monthly, at the rate of 3% over the prime rate established from time to time by the First National Bank of Chicago, Chicago, Illinois, (then Bank One; now the prime rate published in the Wall Street Journal), but not less than 16% per annum (Schedule of Principal and Interest as of March 31, 2005, Exhibit A). Commerce is no longer issuing monthly Notes for the payment of interest, etc., but pursuant to our understanding, Commerce is augmenting all additions and advances made by the SM RIRA, and it will deduct any payments or credits made by Commerce to the current open-ended, secured, on-demand, outstanding Notes issued or obligations owed to the SM RIRA.

Mrs. Sylvia Machulak
Sylvia Machulak
Rollover Individual Retirement Account
May 9, 2005
Page 2 of 10 Pages


    However, on this date, Commerce's Directors have authorized its Officers to issue renewed annual note(s) (Exhibit B) so that the Lender will have a current substituted dated debt instrument. The Directors acknowledged that the issuance of note(s) for each transaction are too cumbersome and are not practicable to manage. Also, the length of time involved and the number of transactions make it impractical to devote the time and effort to issue a note for each transaction. Therefore, the Directors have unanimously agreed to the following resolution, which was adopted on May 9, 2005:

         WHEREAS, in the past 20 years or more the following parties:
    General Lumber & Supply Co., Inc. (GLSCO); Edward L. Machulak as an individual and not as a Director or Officer of Commerce (ELM); the Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA), the Sylvia Machulak Rollover Individual Retirement Account (SM RIRA), and Sylvia Machulak, as a consultant and as an individual (SM), hereafter collectively and individually identified as the Lender(s), have accounted for advancing cash funds, earning accrued interest, and for appropriate credit which was reconciled to the open-ended, secured, on-demand notes(s); and

         WHEREAS, the Directors desire to minimize the record keeping in these transactions without jeopardizing, diminishing, altering, changing or losing any rights that the Lenders have by changing the procedures in handling the recording of any notes(s) issued or to be issued; and

         WHEREAS, in order to provide an easier accounting facility by renewing the notes(s) on an annual basis to coincide with the Company's fiscal year (which presently ends on March 31) and to incorporate said renewed note(s) with the annual confirmation agreement(s); and

         WHEREAS, prior to the change to issue substituted renewed note(s), the initial promissory note(s) were considered to be open-ended, secured, on-demand and the additions and deductions were recognized by separate accounting records; therefore, be it

              RESOLVED, That the Directors authorize and empower the Officers to substitute and issue renewed consolidated promissory note(s) at the end of each fiscal year beginning with the Company's fiscal year ended March 31, 2005 to the following: General Lumber & Supply Co., Inc. (GLSCO); Edward L. Machulak as an individual and not as a Director or Officer of Commerce (ELM); the Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA), the Sylvia Machulak Rollover Individual Retirement Account

Mrs. Sylvia Machulak
Sylvia Machulak
Rollover Individual Retirement Account
May 9, 2005
Page 3 of 10 Pages

          (SM RIRA), and Sylvia Machulak, as a consultant and as an individual (SM), hereafter collectively and individually identified as the Lender(s); and

               BE IT FURTHER RESOLVED, That the Officers of the Company are authorized and empowered to assure the Lender(s) that by substituting and consolidating the existing note(s) and issuing the renewed note(s) on the last day of the Company's fiscal year beginning with March 31, 2005 with the understanding that the intention is that the Lender(s) will not jeopardize, lose, diminish, risk, alter or change any rights, including the pledge of collateral, that are inherent with the initial note(s) by the issuance of annual renewed open-ended, secured, on-demand promissory note(s); and

               BE IT FURTHER RESOLVED, That the Directors acknowledge that the only purpose of the change and substitution to issue annual renewed notes(s) is for the convenience, reduced accounting and reducing the paperwork involved; and

               BE IT FURTHER RESOVED, That the Officers are authorized and empowered to perform any act that they deem necessary to accommodate the purpose of issuing annual renewed note(s).

2. Other Obligations - Consulting Fees Due to Sylvia Machulak as an Individual (SM)

    As of September 30, 2000, a sum of $201,600 (72 months at $2,800 per month) is due to SM for consulting services rendered pursuant to a Director resolution adopted on October 20, 2000. The Directors further acknowledge the continuance of SM's services at a sum of $3,000 per month beginning on October 1, 2000, and continuing until such time as terminated by the Directors or the President.
    Therefore, the amount due to SM as of March 31, 2005, is $363,600 (72 months at $2,800 and 54 months at $3,000). Reference is made to Exhibit B included in the April 5, 1996 confirmation letter.

3. Transactions other than Notes Entered into or Confirmed During the Fiscal Year with SM or the SM RIRA, Commerce, and its Subsidiaries

    There were no known non-routine transactions during this fiscal year ended March 31, 2005.

Mrs. Sylvia Machulak
Sylvia Machulak
Rollover Individual Retirement Account
May 9, 2005
Page 4 of 10 Pages

4.  Collateral Pledged

    The collateral specifically pledged to the SM RIRA or as otherwise noted is as follows:

    a. A Collateral Pledge Agreement executed by Commerce on December 31, 1981 granted to the SM RIRA by Commerce pledging 48,645 SLE common shares, par value $0.50 a share, Certificate No. 25, dated December 31, 1981, together with a letter agreement dated December 31, 1981. Reference is made to Exhibit 4 in the April 9, 1990 confirmation letter.

    b. Acknowledgement of previously recorded collateral provided to the Lenders

        Historical information - San Sebastian Gold Mine Concession

        GLSCO, ELM, the Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA) and the Sylvia Machulak Rollover Individual Retirement Account (SM RIRA) collectively and individually identified as the Lender(s), have been assigned on October 19, 1987, all of the rights, titles, claims, remedies and interest in the Joint Venture, and to the mine concession granted by the Government of El Salvador to Mineral San Sebastian, S.A. de C.V (Misanse) on July 23, 1987, and thereafter from time to time amended, and which Misanse then assigned to the Joint Venture on September 22, 1987. This collateral specifically includes, but is not limited to, all of the San Sebastian Gold Mine (SSGM) precious metal ore reserves. Commerce and the Joint Venture have the right to assign this and any subsequent concession agreement. Reference is made to Exhibit 4(a) included in the April 9, 1990 confirmation letter.

        The following collateral has been previously assigned to the Lenders pursuant to resolutions adopted by the Directors:

        (1)  Commerce/Sanseb Joint Venture (Joint Venture)

             Both Commerce and San Sebastian Gold Mines, Inc. have assigned all of the rights, title, claims, remedies and interest that each has in the Joint Venture to the Lenders. Reference is made to Historical information - San Sebastian Gold Mine Concession.

Mrs. Sylvia Machulak
Sylvia Machulak
Rollover Individual Retirement Account
May 9, 2005
Page 5 of 10 Pages

        (2) New SSGM Exploration Concession/License (New SSGM) - approximately 40.7694 square kilometers (10,070 acres) Government of El Salvador Resolution No. 27.

             On October 20, 2002, the Company applied for the New SSGM, which covers an area of 42 square kilometers and includes approximately 1.2306 square kilometers of the Renewed SSGM. The New SSGM is in the jurisdiction of the City of Santa Rosa de Lima in the Department of La Union and in the Nueva Esparta in the Department of Morazan, Republic of El Salvador, Central America. On February 24, 2003, the El Salvador Department of Hydrocarbons and Mines (DHM) issued the New SSGM for a period of four years starting from the date following the notification of this resolution which was received on March 3, 2003. The New SSGM may be extended for two two-year periods, or for a total of eight years.
             Besides the San Sebastian Gold Mine, three other formerly operative gold and silver mines known as the La Lola Mine, the Santa Lucia Mine, and the Tabanco Mine are included in the New SSGM and are being explored. The Company has complied as required by filing its annual activity report and it paid the annual surface tax. This concession had been assigned collectively to all of the Lenders named herein on May 12, 2003 and the assignment was included in the May 12, 2003 confirmation agreement as Exhibit B.

        (3)  Lease agreement by and between Mineral San Sebastian
             Sociedad Anomina de Capital Variable (Misanse) and Commerce dated January 14, 2003

             The term of this lease agreement coincides with the term of the Renewed San Sebastian Gold Mine Exploitation Concession and consists of 1,470 acres owned by Misanse. This lease agreement has been assigned to all of the Lenders named herein on May 12, 2003 and the assignment was included in the May 12, 2003 confirmation agreement as Exhibit B.

        (4)  Renewed San Sebastian Gold Mine Exploitation
             Concession/License (Renewed SSGM) - approximately 1.2306 square kilometers (304 acres), Department of La Union, El Salvador, Central America (pledged and assigned as collateral on May 10, 2004) Government of El Salvador Agreement No. 591.

             On September 6, 2002, at a meeting held with the El
             Salvadoran Minister of Economy and the DHM, it was agreed to submit an application for the

Mrs. Sylvia Machulak
Sylvia Machulak
Rollover Individual Retirement Account
May 9, 2005
Page 6 of 10 Pages

             Renewed SSGM for a 30-year term and to simultaneously cancel the concession obtained on July 23, 1987. On September 26, 2002, the Company filed this application. On February 28, 2003 (received March 3, 2003) the DHM admitted to the receipt of the application and the Company proceeded to file public notices as required by Article 40 of the El Salvadoran Mining Law and its Reform (MLIR). On April 16, 2003, the Company's El Salvadoran legal counsel filed with the DHM notice that it believed that it complied with the requirements of Article 40, and that there were no objections; and requested that the DHM make its inspection as required by MLIR Article 42. The Company then provided a bond which was required by the DHM to protect third parties against any damage caused from the mining operations, and it simultaneously paid the annual surface t ax. On August 29, 2003 the Office of the Ministry of Economy formally presented the Company with the twenty-year Renewed SSGM which was dated August 18, 2003. This Renewed SSGM replaces the collateral that the same parties held with the previous concession. On May 20, 2004 (delivered June 4, 2004) the Government of El Salvador, under their Agreement Number 591, extended the exploitation concession for a period of 30 years. A copy of the assignment dated May 10, 2004, is attached to the May 10, 2004 confirmation letter as Exhibit B and the Renewed SSGM agreement is attached to Exhibit B and referred to as Exhibit 1.

        (5) San Cristobal Mill and Plant (SCMP) three-year lease by and between Commerce and Corporacion Salvadorena de Inversiones (Corsain), an El Salvadoran governmental agency, executed on Monday, April 26, 2004, retroactive to November 13, 2003. Pledged and assigned as collateral on May 10, 2004.

             The renewed three-year SCMP lease for the property located near the City of El Divisadero was finalized and executed on Monday, April 26, 2004, and is retroactive to November 13, 2003. This May 10, 2004 assignment is included in the May 10, 2004 confirmation letter as Exhibit B and the lease agreement is attached to Exhibit B and referred to as
             Exhibit 2.

    c.  Acknowledgment of collateral provided through May 9, 2005

        Commerce's Directors have on May 9, 2005 authorized and directed Commerce's Officers to assign all of the rights, titles, claims, remedies and interest it has to GLSCO, ELM, the ELM RIRA, the SM RIRA and SM,

Mrs. Sylvia Machulak
Sylvia Machulak
Rollover Individual Retirement Account
May 9, 2005
Page 7 of 10 Pages

        collectively and individually referred to as Lenders, as additional collateral for all of the outstanding loans and obligations as of March 31, 2005, including all future advances of any kind. Collateral that has been provided through May 9, 2005 is:

        Nueva Esparta Exploration Concession/License (Nueva Esparta) - 45 square kilometers (11,115 acres) Resolution No. 271

        On or about October 20, 2002, the Company filed an application with the DHM for the Nueva Esparta Exploration Concession/License which consists of 45 square kilometers and is located north and adjacent to the New SSGM. On May 25, 2004 the Government of El Salvador, under their Resolution No. 271, issued the Nueva Esparta Exploration Concession/License for a period of four years starting from the date following the notification of this resolution which was received on June 4, 2004. This concession/license may be extended for two two-year periods or for a total of eight years. This rectangular area is in the Departments of La Union (east) and Morazan (west) and in the jurisdiction of the City of Santa Rosa de Lima, El Salvador, Central America. Included in the Nueva Esparta are eight other formerly operated gold and silver mines known as: the Banadero Mine, the Carrizal Mine, the Copetillo Mine, the Grande Mine, the La Joya Mine, the Las Pinas Mine, the Montemayor Mine, and the Or
        o Mine. A copy of the assignment dated May 9, 2005 is attached to this document (Exhibit C) and the Nueva Esparta Exploration Concession is attached to Exhibit C and referred to as Exhibit 1.

5.  Cross Pledge Collateral Agreement

    GLSCO, ELM, the ELM RIRA, the SM RIRA and SM individually are entitled to specific collateral that has been pledged to them by Commerce, its subsidiaries, affiliates and the Joint Venture. Upon default by Commerce, or its subsidiaries or affiliates or the Joint Venture, then GLSCO, ELM, the ELM RIRA, the SM RIRA and SM have the first right to the proceeds from the specific collateral pledged to each of them. Commerce, its subsidiaries, affiliates, and the Joint Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following: GLSCO, ELM, the ELM RIRA, the SM RIRA and SM. The purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties. The formula to be used (after deducting

Mrs. Sylvia Machulak
Sylvia Machulak
Rollover Individual Retirement Account
May 9, 2005
Page 8 of 10 Pages


    the payments made from the specific collateral) is to total all of the debts due to GLSCO, ELM, the ELM RIRA, the SM RIRA and SM, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due. This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds each party should receive from the excess collateral. Then the amount due to each of them would be distributed accordingly.

6.  Cancellation of Inter-Company Debts Upon Default

    Since certain of the collateral specifically or collectively pledged to GLSCO, ELM, the ELM RIRA, the SM RIRA and SM consists of the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual Lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

7.  Guarantors

    This agreement further confirms that Commerce and all of the following are guarantors to the obligations due to SM and to the loans made by the SM RIRA to Commerce: Joint Venture, Homespan, Ecomm, SLE, Sanseb and UDI. They jointly and severally guarantee payment of the note(s) that they caused to be issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes. Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA, the SM RIRA, and SM. Reference is made to Exhibit 5 included in the April 9, 1990 confirmation letter.

8.  Re-Execution Agreement(s)

    In the event the SM RIRA and/or SM deems that it is necessary or advisable for the SM RIRA and/or SM to have Commerce re-execute any document(s) entered into, including, but not limited to the promissory note(s) or collateral agreement(s), Commerce will re-execute such document(s) reasonably required by the SM RIRA and/or SM. Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with the SM RIRA and/or SM. If

Mrs. Sylvia Machulak
Sylvia Machulak
Rollover Individual Retirement Account
May 9, 2005
Page 9 of 10 Pages

    at a later date the SM RIRA and/or SM determines that an error has been made in the payment of such costs to the SM RIRA and/or SM, then the SM RIRA and/or SM may demand payment and Commerce does hereby agree to make such payment forthwith. All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7) days of the SM RIRA's and/or SM's written
    request.   The failure of Commerce to comply with Commerce's
    obligation(s) hereunder shall constitute a defaul t and shall entitle the SM RIRA and/or SM to the remedies available for default under any provisions of the agreements including, but not limited to the promissory note(s) and/or the collateral pledge agreement(s) and/or any other Commerce obligation(s).

9.  Omissions

    Commerce believes that it has included all of its obligations, monies due and has listed all of the collateral due to the SM RIRA and/or SM, however, since these transactions have taken place over a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral, could have been omitted. If that should prove to be a fact, then Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral under this confirmation agreement.

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.

/s/ Edward A. Machulak

Edward A. Machulak
Secretary

Mrs. Sylvia Machulak
Sylvia Machulak
Rollover Individual Retirement Account
May 9, 2005
Page 10 of 10 Pages

The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE              HOMESPAN REALTY COMPANY, INC.
as Guarantor (Joint Venture)               as Guarantor (Homespan)

/s/ Edward L. Machulak                     /s/ Edward L. Machulak
_______________________________________    __________________________________
By:  Edward L. Machulak, Auth. Designee    By:  Edward L. Machulak, President


ECOMM GROUP INC.                           SAN LUIS ESTATES, INC.
as Guarantor (Ecomm)                       as Guarantor (SLE)

/s/ Edward A. Machulak                     /s/ Edward L. Machulak
____________________________________       __________________________________
By:  Edward A. Machulak, President         By:  Edward L. Machulak, President


SAN SEBASTIAN GOLD MINES, INC.             UNIVERSAL DEVELOPERS, INC.
as Guarantor (Sanseb)                      as Guarantor (UDI)

/s/ Edward L. Machulak                     /s/ Edward L. Machulak

____________________________________       __________________________________
By:  Edward L. Machulak, President         By:  Edward L. Machulak, President


Accepted by:                                Accepted by:

/s/ Sylvia Machulak                         /s/ Sylvia Machulak
____________________________________        ________________________________
Sylvia Machulak Rollover Individual         Sylvia Machulak as an individual
Retirement Account                          Date:  May 9, 2005
Date:  May 9, 2005

                       Exhibit A to Exhibit 99.4
               (Schedule of Principal, Interest, Advances
                 and Withdrawals as of March 31, 2005
            has been purposely omitted as it only reflects
            the calculations of the principal and interest.)

                       Exhibit B to Exhibit 99.4


                         RENEWED PROMISSORY NOTE


Borrower: Commerce Group Corp.            Lender:  Sylvia Machulak RIRA
          6001 North 91st Street                   903 West Green Tree Rd.
          Milwaukee, WI  53225                     Milwaukee, WI  53217

Principal Amount:      $591,628.78
Initial Rate:          3.000% + prime rate, but not less than 16.000%
Date of Renewed Note:  March 31, 2005

PROMISE TO PAY. COMMERCE GROUP CORP. ("Borrower") promises to pay to the SYLVIA MACHULAK ROLLOVER INDIVIDUAL RETIREMENT ACCOUNT ("Lender"), or order, in lawful money of the United States of America, the principal amount of Five Hundred Ninety One Thousand Six Hundred Twenty Eight and 78/100 Dollars ($591,628.78), together with interest, paid monthly, on the unpaid principal balance from March 31, 2005, until paid in full.

PAYMENT. This is an open-ended, secured, on-demand payment, renewed promissory note. Interest is to be paid monthly. The Lender, at its discretion, can add the monthly interest due to the principal balance. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; and then to principal. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding and the interest is payable monthly. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in the prime rate as quoted in the Wall Street Journal plus three percent, but not less than sixteen percent per annum. Borrower understands that Lender may make loans to the Borrower based on other rates as well. The prime rate currently is 5.750% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate of 3.000 percentage points over the prime rate, but not less than 16.000% per annum. NOTICE:
Under no circumstances will the interest rate on this Note be less than 16.000% per annum or more than the maximum rate allowed by applicable law.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to pay on demand, the entire amount due. Rather, any payment will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full," "without recourse," or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.

INTEREST AFTER DEFAULT. Upon default, including failure to pay on demand, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 6.000 percentage points over the prime rate or over the 16.000% rate, whichever is higher. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

     Payment Default. Borrower fails to make any payment when demand is made under this Note.

     Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

     Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

     False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

     Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

     Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

     Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

     Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

     Insecurity.  Lender in good faith believes itself insecure.

LENDER'S RIGHTS. Upon default or upon demand, the Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

COLLATERAL. Borrower acknowledges this Note is secured by all security agreements, guarantees, mortgages, and other security instruments previously granted, contemporaneously granted, and granted in the future, and it has the collateral and other rights all as contained in a certain confirmation agreement dated May 10, 2004 between all parties contained therein, and as subsequently amended and updated from time to time.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with the laws of the State of Wisconsin. This Note has been accepted by Lender in the State of Wisconsin.

OTHER LOAN AGREEMENTS. If Borrower and Lender have either previously or contemporaneously entered into a Loan or Confirmation Agreements, it is agreed that this Note is subject to the terms and conditions of such Loan or Confirmation Agreements. For purpose of this provision, Loan or Confirmation Agreements shall include, but not be limited to, a Business Loan Agreement or any other Loan or Confirmation Agreements.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's successors and assigns, and shall inure to the benefit of Lender and Lender's heirs, executors, administrators, successors and assigns.

GENERAL PROVISIONS. This Note benefits Lender and its successors and assigns, and binds Borrower and Borrower's successors, assigns, and representatives. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person or corporation who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to an yone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE
PROVISIONS OF THIS NOTE, INCLUDING THE INTEREST RATE PROVISIONS.
BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY
NOTE.

BORROWER:

COMMERCE GROUP CORP.


/s/ Edward L. Machulak
______________________________________________
By:  Edward L. Machulak, President


/s/ Edward A. Machulak
______________________________________________
By:  Edward A. Machulak, Vice President and Secretary

                          Exhibit C to Exhibit 99.4

                                Assignment

     For and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration such as, but not limited to, the continuance of extending the existing substituted, consolidated open-ended, secured, on-demand promissory note(s) issued by Commerce Group Corp. (Commerce), a Wisconsin corporation located at 6001 North 91st Street, Milwaukee, Wisconsin 53225, in hand paid, the receipt of which is hereby acknowledged, Commerce does hereby sell, assign and transfer to General Lumber & Supply Co., Inc., a Wisconsin corporation, Edward L. Machulak, as an individual and not as a Director or Officer of Commerce, the Edward L. Machulak Rollover Individual Retirement Account, the Sylvia Machulak Rollover Individual Retirement Account, and Sylvia Machulak, as an individual, and their heirs, executors, administrators, successors and assigns, all who reside in the County of Milwaukee, State of Wisconsin, United States of America, individually and collectively referred to as "Le nders," all of Commerce's rights, titles, claims, remedies, and interests whatsoever in and to the exploration concession identified as the Nueva Esparta Exploration Concession/License which was granted by the Office of the Government of El Salvador Ministry of Economy's office and the Director of Hydrocarbons and Mines under its Resolution No. 271 dated May 28, 2004 (delivered June 4, 2004) to Commerce Group Corp. consisting of an area of 45 square kilometers identified as Cartographic Sheet Number 2657-111 (scale 1:50000) located in the municipality of Santa Rosa de Lima, in the Departments of Morazan and La Union, Republic of El Salvador, Central America, and more fully described in the attached Spanish and English Resolution No. 271 (Exhibit
1) which is made an integral part of this assignment.

     Said claims, rights, title and interest are pledged, sold, assigned and transferred to the Lenders as collateral security for loans made and for loans to be made by the Lenders to Commerce and also as collateral security for any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising from Commerce to the Lenders.

     Commerce further acknowledged that Commerce's Directors unanimously adopted this Assignment by a resolution on May 9, 2005, and that the purpose of this Assignment is to provide additional collateral to the above-described Lenders.

     This Assignment shall extend to the full term remaining on the above concession and license or lease and in any amendments, renewals, changes or extensions thereof.

     In Witness Whereof, Commerce has caused this instrument to be signed, sealed and delivered by its proper officers thereunto duly authorized this 9th day of May 2005.

ATTEST:

COMMERCE GROUP CORP.                  COMMERCE GROUP CORP.

/s/ Edward L. Machulak                /s/ Edward A. Machulak

-----------------------------         -----------------------------
Edward L. Machulak, President         Edward A. Machulak, Secretary


State of Wisconsin  )
                    )  ss.
County of Milwaukee )

     On this 9th day of May, 2005, before me, personally appeared Edward
L. Machulak, President and Edward A. Machulak, Secretary of Commerce Group Corp., to me known to be the persons described in, and who executed the foregoing instrument, and acknowledged that they executed the same as their free act and deed.

                                      /s/ Sylvia Machulak
                                      -----------------------------------
                                      Sylvia Machulak
                                      Notary Public, Milwaukee County, WI
                                      My commission expires June 11, 2006

                  Exhibit 1 to Exhibit C of Exhibit 99.4

            [English translation of attached Spanish document]


MINISTRY OF ECONOMY
Republic of El Salvador

                             RESOLUTION No. 271

Ministry of Economy:  San Salvador, at 9:05 AM of the day May 25, 2004.

In view of the Recourse of Appeal introduced into the Directorate of Hydrocarbons and Mines, on December 19, 2003, before the Minister of Economy, by Sr. Jose Antonio Alfaro Castro, Lawyer, of this domicile, acting in his capacity of General Power of Attorney for the Company "COMMERCE GROUP CORP" of this domicile, against Resolution No. 178 issued at 14:10 on December 1, of the same year by the cited Directorate, that declares without standing the request for Exploration License that later on will say, and,

HAVING READ THE ARGUMENTS AND CONSIDERING:

I. That through the referenced Resolution the Directorate of Hydrocarbons and Mines of this Ministry declared without standing the Minerals Exploration License especially for gold an silver that Dr. Jose Antonio Alfaro Castro requested in the name of his mentioned grantor of Power on October 30, 2002 for the area called NUEVA ESPARTA for a surface extension of 45 square kilometers identified in cartographic sheet number 2657-III, scale 1 : 50,000 located in the municipality of Santa Rosa de Lima, in the Departments of Morazan and La Union respectively.

II. That having admitted the Recourse, the files were transferred to the Secretary of State with prior notification to the referenced Company and receiving it, was sent to be heard for the term of the Law, on completing the hearing through the mentioned Power holder, expressed that based on Article 45 second line item in the Mining Law, he requested an opening of proofs, which was done and as well the applicant presented a document in which he stated that the Directorate of Hydrocarbons and Mines on issuing the referenced Resolution founded it on the following arguments: a) little geological investigation of the exploitation program presented
     (SIC); b) lack of sufficient technical capacity to develop the project on the part of the professionals proposed by the applying Company; c) That the applying Company did not fulfill the requirements in the first line item of Article 9 of the Mining Law; requirements that refer to the technical and financial capacity to develop mining projects.

III. That in the referred to period of Proof, the applicant presented a new work plan prepared by known technicians in the material, in which a program of activities is reflected that complies with the requirements for this kind of project to be developed in the first four years by stages, projecting activities like geological mapping, opening of trenches, geochemistry, laboratory analysis; and the costs of investment in each stage. Presenting besides, the documents that contain the names of the companies that will participate in the Project; as well as the CV's of the companies that will participate in it, and the CV's of the technicians in the material that have the required qualifications, and the chart of investment, costs and expenses of the applying company, copy of the correspondence in which is sketched the financial capacity, in which for now the invested money has been for the payment of administrative expenses and in a lesser scale for investment in exploration, referring that it will be increased as reflected in the related project; with that it proves compliance with what is established in article 9 of the Mining Law. That with what is explained and with the documental proof that is presented, it overcomes the deficiencies expressed by the Directorate for Hydrocarbons and Mines, who asks that the Declaration Without Standing be reconsidered and grant the Exploration License requested.

IV. Upon analyzing the resolution that is impugned, it is warned that in it conclusions were expressed in the sense that: " a) little geological investigation of the exploitation (sic) program presented"; b) "lack of technical capacity sufficient to develop the project on the part of the professionals proposed by the requesting company", without the argumentation, the criteria or the factual reasons being laid out in it that allows any analysis to arrive to said conclusions, therefore the reasoning is completely transparent in regard to valuing the documents presented with the application.


V. Consequent with what is expressed, in matters of Exploration Licenses it is necessary to understand: That the text and spirit with which the Mining Law was issued, just as it was established in the Considering and in its articles 8 and 9, was that of granting Exploration Licenses and subsequently a concession for the exploration of minerals, to those companies that carry out this activity through the application of modern systems that allow fully to take advantage of the minerals, having conditioned as a requirement to acquire mining rights, the ideal; determining as ideal those who proved to have the technical and financial capacity to develop mining projects; that on reviewing the documents presented by the appellant as proof are: the new work plan for the Nueva Esparta Exploration project; program of exploration for the mining project, the program to be developed in four years and in four stages, one per year; letter and summary of Financial Statements, report of the Public A ccountant of the investment, costs and expenses made since January 1, 1999 to June 30, 2003, certified Balance Sheets and Financial Statements by the Public Auditor, documentation that has value as proof. With respect to the technical capacity, the names of companies are presented with letters of commitment that they will work in the exploitation; and curriculum vitae of the technicians that will participate in the project. From the latter it is concluded that the applying company indeed has a geological exploration project for an area with mining background and counts with technical personnel with technical capacity to develop the project, for which reason this Ministry considers that the applying company complies with the requirements that for that purpose the Law establishes in article 9, such as having technical and financial capacity to develop the mining project and resolves the recourse (of appeal) presented has standing.

Therefore,

In use of my legal faculties and based on what is established in Article 45 of the Mining Law and the considerations expressed;

RESOLVE:

1. The Recourse of Appeal presented December 19, 2003 by Dr. Jose Antonio Alfaro Castro in his capacity as Power of Attorney for the Company COMMERCE GROUP CORP has standing; and leaves without effect Resolution 178 issued by the Directorate of Hydrocarbons and Mines of this Ministry at 14:00 hours of the day December 1, 2003.

2. Returns the present archives to their place of origin to the end of granting the License requested.

3. The Directorate of Mines and Hydrocarbons will proceed to carry out the corresponding monitoring to the end of assuring the fulfillment of the obligations on the part of the beneficiary under the pain of applying the sanctions that are legally applicable.

                             MIGUEL E. LACAYO
                                MINISTER

                    [Seal of the Ministry of Economy]



MINISTERIO DE ECONOMIA
Republica de El Salvador, C.A.


                              RESOLUCION No. 271

MINISTERIO DE ECONOMIA:   San Salvador, a las nueve horas con cinco
minutos del dia venticinco de mayo de dos mil cuatro.

Visto el Recurso de Apelacion interpuesto en la Direccion de Hidrocarburos y Minas, el diecinueve de diciembre de 2003, para ante el Ministro de Economia, por el Doctor Jose Antonio Alfaro Castro, Abogado de esta domicilio, actuando como apoderado de la Sociedad COMMERCE GROUP CORP., en contra de la Resolucion No. 178 emitada a catorce horas con diez minutos del uno de diciembre del mismo ano de la citada Direccion, que declara sin lugar solicitud de Licencia de Explotacion que adelante se dira y,

LEIDOS LOS AUTOS Y CONSIDERANDO:

I. Que mediante la Resolucion recurrida, la Direccion de Hidrocarburos y Minas de este Ministerio, declaro sin lugar la Licencia de Exploracion de Minerales especialmente oro y plata que en nombre de su mencionado poderdante solicito el Doctor Alfaro Castro, el 30 de octubre del 2002, en el area denominada NUEVA ESPARTA, de una extension superficial de 45 kilometros cuadrados, identificada en la hoja cartografica numero 2657-III escala 1:50 ubicada, en los municipios de Sociedad y Santa Rosa de Lima, en los departamentos de Morazan y La Union respectivamente.

II. Que admitido el Recurso, fueron trasladadas las diligencias a esta Secretaria de Estado, previa notificacion a la Sociedad recurrente; y recibidas las mismas se le mando a oir por el termino de Ley, quien al evacuar la audiencia por medio del mencionado Apoderado, expreso que en base al articulo 45 inciso segundo de la Ley de mineria, solicitaba se abriera a pruebas; por lo que asi se hizo, y en el mismo, el recurrente presento un escrito en el que manifiesta que la Direccion de Hidrocarburos y Minas al emitir la Resolucion recurrida, la fundamento en los argumentos siguientes: a) poca investigacion geologica del programa de explotacion presentado; b) falta de capacidad tecnica suficiente para desarrollar el proyecto de parte de los profesionales propuestos por la sociedad solicitante; c) Que la Sociedad solicitante no llena los requisitos senalados en el inciso primero del articulo 9 de la Ley de Mineria; requisitos que se refiere a la capacidad tecnica y financiera para desar rollar proyectos mineros.

III. Que en el referido periodo de Prueba, el recurrente presento un nuevo plan de trabajo elaborado por tecnicos conocedores de la materia en donde se refleja un programa con actividades que cumplen los requisitos para esta clase proyectos a desarrollar en los primeros cuatro anos por etapas, proyectando actividades como mapeo geologico, apertura de trincheras geoquimicas, analisis de laboratorio; y los costos de inversion en cada etapa. Presentando ademas los documentos que contienen los nombres de las empresas que participaran en el Proyecto, asi como los curriculos de las empresas que participaran en el mismo, y los curriculos de los tecnicos en la materia que reunen los requisitos requeridos, y el cuadro de inversion, costos y gastos de la Sociedad solicitante, copia de correspondencia en donde se esboza la capacidad financiera, en la cual por ahora, el dinero invertido ha sido para el pago de gastos administrativos y en menos escala para inversion en exploracion refiriendo que se aumentara como se refleja en el proyecto relacionado: con lo que comprueba darle cumplimiento a lo que establece el articulo 9 de la Ley de Mineria. Que con lo expuesto y la prueba documental que presenta superan las deficiencias expresadas por la Direccion de Hidrocarburos y Minas y se pide se reconsidera la Declaratoria sin lugar y se otorgue la Licencia de exploracion solicidata.

IV. Al analizar la resolucion que se impugna, se advierte que en la misma se expresaron conclusiones en el sentido que: "a) poca investigacion geologica del programa de explotacion presentado; b) falta de capacidad tecnica suficiente para desarrollar el proyecto de parte de los profesionales propuestos por la sociedad solicitante," sin que se expongan en la misma, la argumentacion, los criterios o razones facticas que permitan en cualquier analisis, llegar a dichas conclusiones, de manera que el razonamiento sea completamente transparente en cuanto a la valoracion de los documentos presentados con la solicitud.

V. Consecuente con los expuesto en materia de Licencias de Exploracion ha de entenderse: Que el texto y el espiritu con que se emitio la Ley de Mineria, tal como se dejo establecido en el considerando I y articulo 8 y 9 de la misma, fue la de otorgar Licencias de Exploracion y subsiguiente concesion para la Exploracion de Minerales, a aquellas empresas que realicen esa actividad mediante la aplicacion de sistemas modernos que permitan el aprovechamiento integral de los minerales, habiendo condicionado como requisito para adquirir derechos mineros, la idonidad; determinado como idoneas quienes comprobaran tener capacidad tecnica y capacidad financiera para desarrollar proyectos mineros: que al revisar los documentos presentados por el apelante como prueba, son nuevo plan de trabajo de proyecto de exploracion Nueva Esparta, programa de exploracion del proyecto minero, el programa a desarrollar en los cuatro anos en cuatro etapas, una por ano: carta y resumen de Estados Financieros, informe de Contador Publico de la inversion, costos, y gastos efectuados desde el 01 de enero de 1999 al 30 de junio de 2003, Balance y Estados Financieros certificados por

      Auditor Publico, documentacion que tiene valor probatorio. Respecto a la capacidad tecnica presenta los nombres de empresas con cartas compromiso de que trabajaran en la exploitacion curriculun vitae de los tecnicos que participaran en el proyecto. De lo antes expuesto se concluye que la empresa solicitante si tiene un proyecto de exploracion geologica para un area con antecedentes mineros, y cuenta con personal tecnico con capacidad para desarrollar el proyecto, por lo que este Ministerio considera que la Sociedad solicitante cumple con las exigencias que al efecto establece la Ley en el articulo 9, como es el tener capacidad tecnica y financiera para desarrollar el proyecto minero y resuelve ha lugar al recurso interpuesto.

Por tanto,

En uso de mis facultades legales, y con base a lo establecido en el Art. 45 de la Ley de Mineria y las consideraciones expuestas.

RESUELVO:

1. Ha lugar el recurso de Apelacion interpuesto el 19 de diciembre de dos mil tres, por el Doctor Alfaro Castro en calidad de Apoderado de la Sociedad COMMERCE GROUP CORP.; y Dejase sin efecto la resolucion178 emitada por la Direccion de Hidrocarburos y Minas de este Ministerio, a las catorce hora del dia uno de diciembre de dos mil tres.

2. Vuelvan las presentes diligencias a su lugar de origen a fin que se otorgue la licencia solicitada.

3. La Direccion de Minas e Hidrocarburos procecera a realizar el moniloreo correspondiente, a fin de asegurar el cumplimiento de las obligaciones por parte del beneficiario so pena de aplicar las sanciones que legalmente sean procedentes.

                 Firma por:  MIGUEL E. LACAYO, MINISTRO